    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 22, 1999

                                                      REGISTRATION NO. 333-22625
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              ---------------------
                                 POST-EFFECTIVE
                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              ---------------------

                             RF MICRO DEVICES, INC.
             (Exact name of registrant as specified in its charter)


       NORTH CAROLINA                      3674                   56-1733461
(State or Other Jurisdiction   (Primary Standard Industrial    (I.R.S. Employer
    of Incorporation or        Classification Code Number)   Identification No.)
       Organization)

                               7625 THORNDIKE ROAD
                      GREENSBORO, NORTH CAROLINA 27409-9421
                                 (336) 664-1233
   (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                    Registrant's Principal Executive Office)
                              ---------------------
                                DAVID A. NORBURY
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             RF MICRO DEVICES, INC.
                               7625 THORNDIKE ROAD
                      GREENSBORO, NORTH CAROLINA 27409-9421
                                 (336) 664-1233
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                              of Agent for Service)
                                   COPIES TO:

          JEFFREY C. HOWLAND                             MARK G. BORDEN
WOMBLE CARLYLE SANDRIDGE & RICE, PLLC                   DAVID SYLVESTER
      1600 BB&T FINANCIAL CENTER                       HALE AND DORR LLP
        200 WEST SECOND STREET                   1455 PENNSYLVANIA AVENUE, N.W.
       WINSTON-SALEM, NC 27101                       WASHINGTON, D.C. 20004
            (910) 721-3516                               (202) 942-8400

                              ---------------------

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X] 333-22625

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                Explanatory Note

         The purpose of this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 of RF Micro Devices, Inc. is to re-file with the Commission Exhibit No. 10.9 to the Registration Statement. This exhibit contains information as to which the Commission had granted confidential treatment under Rule 406 under the Securities Act of 1933, but as to which the period of such treatment has since terminated. Other portions of this exhibit continue to be subject a grant of confidential treatment from the Commission.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         (a) The following document is filed as an exhibit to this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1:


Exhibit No.            Description
-----------       --------------------------------------------------------
  10.9            License and Technical Assistance Agreement, dated June 6,
                  1996, between RF Micro Devices, Inc. and the Electronic
                  Systems & Technology Division of the Space and Electronics
                  Group of TRW Inc.


         (b) Financial statement schedules: Not applicable.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greensboro, State of North Carolina, on February 19, 1999.

                                          RF MICRO DEVICES, INC.

                                          By:    /s/ WILLIAM A. PRIDDY, JR.
                                            ------------------------------------
                                                    William A. Priddy, Jr.
                                             Vice President and Chief Financial
                                                           Officer

         Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the registration statement has been signed by the following persons on February 19, 1999 in the capacities indicated.


                      SIGNATURE                                              TITLE
                      ---------                                              -----

                /s/ DAVID A. NORBURY*                    President, Chief Executive Officer and
-----------------------------------------------------      Director (principal executive officer)
                  David A. Norbury


             /s/ WILLIAM A. PRIDDY, JR.                  Vice President and Chief Financial
-----------------------------------------------------      Officer(principal financial and
                William A. Priddy, Jr.                     accounting officer)


                /s/ ROBERT C. FLEMING*                   Director
-----------------------------------------------------
                  Robert C. Fleming


              /s/ ERIK H. VAN DER KAAY*                  Director
-----------------------------------------------------
                Erik H. van der Kaay


               /s/ ALBERT E. PALADINO*                   Director
-----------------------------------------------------
                 Albert E. Paladino


                /s/ WILLIAM J. PRATT*                    Director
-----------------------------------------------------
                  William J. Pratt


               /s/ TERRI D. ZINKIEWICZ*                  Director
-----------------------------------------------------
                 Terri D. Zinkiewicz


            /s/ WALTER H. WILKINSON, JR.*                Director
-----------------------------------------------------
              Walter H. Wilkinson, Jr.


*By:         /s/ WILLIAM A. PRIDDY, JR.
     --------------------------------------------------
                William A. Priddy, Jr.
                  Attorney-in-Fact
